Exhibit 10.2

EXECUTION VERSION

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of May 26, 2015 (the “Effective Date”), by and among Stéphane Gonthier (“Consultant”) and 99 Cents Only Stores LLC (the “Company”).

RECITALS

WHEREAS, Consultant was formerly the President and Chief Executive Officer of the Company.

WHEREAS, based upon the past relationship with the Company and the reputation and successful experience of Consultant, the Company desires to engage Consultant as an independent contractor to provide the Services described herein.

THEREFORE, the Company and Consultant agree as follows:

ARTICLE I
CONSULTING ENGAGEMENT

1.1                   Services.

(a)                                 The Company hereby engages Consultant to perform, and Consultant agrees to perform, the following services (the “Services”) to the extent requested by the Company during the Term (as defined below), for and to the benefit of the Company (the “Engagement”):

(i)                                     Providing transition services to the incoming Interim President and Chief Executive Officer (the “Interim CEO”) to the extent requested by the Interim CEO;

(ii)                                  Preparing a weekly status report for the Company in form and substance agreed to by Consultant and the Interim CEO; and

(iii)                               Other services as reasonably requested by the Board of Directors of Number Holdings, Inc. (the “Board”) or the Interim CEO.

(b)                                 Consultant agrees that proper performance of the Services will require between five and ten hours of his business time each week.  Consultant and the Company agree that Consultant is required to provide less than 20% of the average level of services performed during the term of Consultant’s employment with the Company.

(c)                                  Consultant shall observe all rules, policies and practices of the Company applicable to independent contractors.  The Company shall own all data, information, and other work developed or obtained by Consultant pursuant to this Agreement.  Consultant shall be solely responsible for obtaining any workers compensation insurance or similar insurance or disability coverage for himself, and Consultant waives all rights to recovery from the Company or any of its affiliates, or coverage pursuant to the Company’s or any of its affiliates’ insurance policies for, any injuries that Consultant sustains while performing services for or on behalf of the Company or its affiliates.

(d)                                 Consultant may not use the name logos, trademarks, or depictions of the Company or any of its affiliates or any variation thereof in any promotional, advertising or marketing literature, or in any other way.

(e)                                  Concurrently herewith, Consultant shall execute and deliver the amendment to the Fair Competition Agreement previously entered into between Consultant and the Company, in the form attached hereto as Exhibit A.

1.2                   Consulting Fee.  As full consideration for the Services, the Company shall compensate Consultant at the rate of $4,166.67 per month (the “Monthly Consulting Fee”) during the Term (pro-rated for any partial months), payable in arrears beginning on the 29th day following the Effective Date.

1.3                   Expense Reimbursement.

(a)                                 The Company shall reimburse Consultant in accordance with the Company’s standard policies and procedures for all documented reasonable out-of-pocket expenses that have been incurred (i) with the written pre-approval of the Interim CEO, (ii) during the Term and (iii) in connection with the provision of the Services.  Consultant shall not use any facilities, funds, or equipment owned or administered by the Company or any of its affiliates in the performance of the Services, and shall not be entitled to any reimbursement for the use of his own facilities and equipment.

(b)                                 All expense reimbursement will be subject to the Company’s expense reimbursement policies as the same are in effect from time to time.

1.4                   Status of Consultant as Independent Contractor.  Consultant shall operate as an independent contractor to the Company. This Agreement shall not create, or be construed to create, any association, partnership, joint venture, employee or agency relationship between Consultant, on the one hand, and the Company, on the other.  Consultant shall not directly or indirectly represent himself as (or otherwise imply that he is) a partner, member, principal, officer, employee, or agent of the Company or any of its affiliates.  Without limiting the foregoing:

(a)                                 Subject to the terms and conditions of this Agreement, Consultant shall retain discretion over the methods, details, means, techniques and procedures by which the Services are rendered, as long as the objectives set forth in Section 1.1(a) are met in a manner satisfactory to the Company.

(b)                                 Except as provided in the Separation and Release Agreement between Consultant and the Company, entered into in connection with Consultant’s termination of employment with the Company (the “Employment Release”), Consultant is not eligible for, and Consultant hereby waives any claim to, wages, incentive compensation, profit sharing participation, stock options, other equity awards, health coverage and any other benefits provided to employees of the Company or any of its affiliates.  Concurrently with the execution of this Agreement, Consultant shall execute the acknowledgement attached hereto as Attachment I.

(c)                                  If applicable, Consultant will receive an IRS 1099 statement and related tax statements. Consultant will file all required tax returns and pay all taxes (including, without limitation, estimated taxes, self-employment and all other taxes, fees, additions to tax, interest and penalties that may be assessed, imposed, or incurred as a result of the compensation provided hereunder) in accordance with all provisions of applicable law.  At the Company’s request, Consultant shall provide proof of required tax payments.

1.5                   No Commitments.  Consultant shall not have the power or authority (and shall not hold himself out as having the power or authority) to enter into contracts, agreements or understandings, or to borrow money or incur debts or liabilities, on behalf of the Company or any of its affiliates.

1.6                   Representations. Consultant represents and warrants that (a) he has the right, power and authority to enter into this Agreement and to perform fully all of his obligations hereunder and (b) its execution, delivery and performance of this Agreement and the performance of the Services by Consultant do not and will not conflict with or result in any breach or default under any other agreement of Consultant.

ARTICLE II
TERM AND TERMINATION

2.1                   Term.

(a)                                 Definitions.

(i)                                     “Term” means the period from the Effective Date through the Termination Date.

(ii)                                  “Expiration Date” means May 25, 2016.

(iii)                               “Termination Date” means the Expiration Date, or if earlier, the date of termination of the Engagement pursuant to Section 2.2, 2.3 or 2.4 or otherwise.

(iv)                              “Cause” means:

(A)                               Consultant’s (x) being indicted for, or charged with, a felony under U.S. Federal or state law (or Canadian law equivalent), or (y) conviction of, or plea of guilty or nolo contendere to, a misdemeanor under U.S. Federal or state law (or Canadian law equivalent) where imprisonment is imposed (excluding traffic-related offenses and DUIs);

(B)                               Consultant’s perpetration of an illegal act, dishonesty, or fraud that could cause economic injury to the Company or any affiliate of the Company,

(C)                               Consultant’s insubordination, refusal or material failure to perform the Services for any reason other than illness or mental incapacity;

(D)                               Consultant’s willful misconduct or gross negligence with regard to the Company or any of its affiliates or subsidiaries;

(E)                                Consultant’s appropriation of a material corporate opportunity of the Company or any affiliate or subsidiary of the Company; or

(F)                                 Consultant’s material breach of this Agreement or any other agreement with the Company or any of its affiliates, including any confidentiality or other restrictive covenant.

(b)                                 The Company on the one hand, and Consultant, on the other, shall have the right to terminate the Engagement for any reason or for no reason prior to the Expiration Date, in accordance with Section 2.2 or 2.3, as applicable.

2.2                   Termination by the Company.

(a)                                 The Company may terminate the Engagement:

(i)                                     immediately in the event of any action by Consultant constituting Cause; or

(ii)                                  (A) with 30 days’ notice to Consultant at any time prior to the six-month anniversary of the Effective Date, or (B) immediately at any time on or after the six-month anniversary of the Effective Date, in each case, for any reason other than any action by Consultant constituting Cause.

(b)                                 In the event of a termination of the Engagement by the Company pursuant to Section 2.2(a)(i), Consultant shall be entitled to all accrued Monthly Consulting Fees and all approved and unpaid Expense Reimbursements, in each case, through the Termination Date, and to no other amounts, except as provided in the Employment Release.  In the event of a termination of the Engagement by the Company pursuant to Section 2.2(a)(ii) prior to the Expiration Date, Consultant shall be entitled to payment of the Monthly Consulting Fee from the Company through the Expiration Date, payable in accordance with Section 1.2, and approved and unpaid Expense Reimbursements through the Termination Date.  Notwithstanding the foregoing, any Monthly Consulting Fees that are payable to Consultant and unpaid on the 30th day following the Termination Date (other than those accrued prior to the Termination Date) will be forfeited unless Consultant executes within 30 days following the Termination Date, and does not revoke, a valid release of claims in favor of the Company in the form attached hereto as Exhibit B (the “Release”).

2.3                   Termination by Consultant. Consultant may terminate the Engagement prior to the Expiration Date upon written notice to the Company.  In the event of a termination of the Engagement by the Consultant following Consultant’s timely execution and non-revocation of the Employment Release, the Consultant shall be entitled to all accrued Monthly Consulting Fees and approved and unpaid Expense Reimbursements, in each case, through the Termination Date, and to no other amounts, except as provided in the Employment Release.

2.4                   Failure to Execute the Employment Release.  If Consultant does not timely execute, or revokes, the Employment Release, the Engagement shall terminate automatically without any further action by the Company or Consultant.  In the event of a termination of the Engagement pursuant to this Section 2.4 or if Consultant terminates the Engagement prior to executing the Employment Release, Consultant shall not be entitled to any amounts with respect to the Engagement, this Agreement or the Employment Release and shall forfeit any unpaid Monthly Consulting Fees.

2.5                   Expiration.  Unless earlier terminated as described above, the Engagement shall terminate automatically on the Expiration Date, in which case Consultant shall receive from the Company the Monthly Consulting Fee and approved and unpaid Expense Reimbursements, in each case, through the Termination Date, and to no other amounts, except as provided in the Employment Release.

ARTICLE III
GENERAL PROVISIONS

3.1                   Governing Law.  This Agreement, the terms of Consultant’s Engagement, and any contest, dispute, controversy or claim arising hereunder or related hereto (collectively, “Disputes”), shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles that would require the application of the laws of another jurisdiction.

3.2                   Dispute Resolution.  All Disputes shall be resolved in accordance with the Arbitration of Disputes Agreement previously executed by Consultant.

3.3                   Notification.  Consultant shall notify the Company within 15 days of accepting any other employment, consulting, independent contractor or any other position pursuant to which Consultant provides services to a third party.

3.4                   Waiver of Contractual Right.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

3.5                   Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

3.6                   Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

3.7                   Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the U.S. mail, postage prepaid, or transmitted via facsimile or electronic mail addressed as follows:

If to the Company:

99 Cents Only Stores LLC

4000 Union Pacific Avenue
Commerce, CA 90023
Facsimile: (323) 307-9611
Attention: General Counsel

If to Consultant, at Consultant’s then-current home address on file with the Company.

3.8                   Assignment and Transfer.  Consultant’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

3.9                   Code Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith; provided, that the Company does not guarantee to Consultant any particular tax treatment with respect to this Agreement and any payments hereunder.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Consultant by Code Section 409A or any damages for failing to comply with Code Section 409A.

For purposes of Code Section 409A, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Consultant’s taxable year following the taxable year in which the expense was incurred.

3.10            Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Consultant.  As used herein:  (a) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (b) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (c) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (e) “or” is used in the inclusive sense of “and/or”; and (f) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

3.11            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

3.12            Each Party the Drafter.  Consultant understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Consultant’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

3.13            Amendment and Waiver.  This Agreement may be amended, waived or discharged only by a writing signed by Consultant and by a duly authorized representative of the Company.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties execute this Agreement.

99 Cents Only Stores LLC

By:	/s/ Andrew Giancamilli
Name:	Andrew Giancamilli
Title:	Interim President and Chief Executive Officer

Stéphane Gonthier

/s/ Stéphane Gonthier

[Signature Page to the Consulting Agreement]

EXHIBIT A

AMENDMENT TO FAIR COMPETITION AGREEMENT

EXHIBIT B

FORM OF RELEASE

ATTACHMENT I